Exhibit 23.2

[Letterhead]

February 28, 2020

Callon Petroleum Company
1401 Enclave Parkway, Suite 600
Houston, Texas

Ladies and Gentlemen:

We hereby consent to the use of the name DeGolyer and MacNaughton, to the references to us and to our reserves reports for the years ended December 31, 2017, December 31, 2018, and December 31, 2019, in Callon Petroleum Company’s Annual Report on Form 10-K for the year ended December 31, 2019, references to DeGolyer and MacNaughton as an independent petroleum engineering consulting firm, to references to our report of third party dated February 12, 2020, containing our opinion on the proved reserves, as of December 31, 2019, attributable to certain properties in which Callon Petroleum Company has represented it holds an interest (our Report), and to the inclusion of our Report as an exhibit in Callon Petroleum Company’s Annual Report on Form 10-K for the year ended December 31, 2019. We also consent to all such references and to the incorporation by reference of our Report in the Registration Statements to be filed by Callon Petroleum Company on its Forms S-3ASR (File No. 333-230748 and File No. 333-235634) and on Forms S-8 (File No. 333-109744, File No. 333-176061, File No. 333-188008, File No. 333-212044, File No. 333-224829, File No. 333-235635, and File No. 333-235636).

Very truly yours,
/s/ DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716